SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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WESTIN HOTELS LIMITED PARTNERSHIP

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WESTIN HOTELS LIMITED PARTNERSHIP

1111 Westchester Avenue
White Plains, New York 10604

, 2003

Dear Limited Partners:

     Westin Realty Corp., as the General Partner (the “General Partner”) of Westin Hotels Limited Partnership, a Delaware limited partnership (the “Partnership”), requests your written consent on matters described in the enclosed consent solicitation statement. Please review the consent solicitation statement carefully. Your consent is important. We urge you to complete, sign, date and return the enclosed consent card in the enclosed postage-paid envelope as soon as possible, and, in any case, before [                      ], 2003.

     The Partnership is the sole limited partner of The Westin Chicago Limited Partnership, a Delaware limited partnership (the “Hotel Partnership”), which owns The Westin Michigan Avenue, Chicago. The Partnership and Hotel Partnership are seeking to refinance the existing mortgage loan of the Hotel Partnership, which loan had an outstanding balance as of March 31, 2003 of $24.9 million (including accrued interest, but excluding the prepayment penalty of $2.6 million to be paid upon the repayment of the existing mortgage loan). In the proposed refinancing, the Hotel Partnership or a wholly owned subsidiary of the Hotel Partnership expects to borrow an amount from $70.0 million to $75.0 million from a lender not affiliated with the Partnership. The loan will be secured by a mortgage on The Westin Michigan Avenue. The loan may also contain limited guarantees of the Partnership and certain affiliates of the Partnership. In addition, the Hotel Partnership may pledge or place liens on bank accounts of the Hotel Partnership and certain direct or indirect ownership interests in the Hotel Partnership and its subsidiaries.

     The proposed refinancing is described in more detail in the accompanying consent solicitation statement. In accordance with the Amended and Restated Agreement of Limited Partnership of the Partnership, the net proceeds from the new loan would be used to refinance the existing mortgage loan and to pay costs associated with the refinancing, to pay in full a subordinated loan in the amount of $10.5 million from the General Partner as of March 31, 2003, and to pay approximately $7.4 million in deferred incentive management fees due as of March 31, 2003 to the manager of the hotel, an affiliate of the General Partner. Assuming the refinancing occurs by August 31, 2003 and after paying in full the mortgage loan and the costs associated with the refinancing, the subordinated loan and the deferred management fees, the General Partner estimates that proceeds of up to $19.2 million, or $142 per Unit, will be available for distribution to Limited Partners if $70.0 million is borrowed and proceeds of up to $24.2 million, or $178 per Unit, will be available for distribution to Limited Partners if $75.0 million is borrowed. There can be no assurance that, should the proposed refinancing be consummated, the actual funds available for distribution to the Limited Partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner to the Limited Partners.

     The General Partner has had discussions with potential lenders and believes that a refinancing is in the best interests of the Partnership and the Limited Partners at this time, assuming that it can be completed upon terms consistent with the terms described in the consent solicitation statement. However, neither the General Partner nor the Partnership has obtained a binding commitment from any lender to provide the proposed loan should the requisite consents to the proposed refinancing be obtained. There can be no assurance that the Partnership will be able to find a lender willing to provide financing on terms acceptable to the General Partner. Furthermore, the General Partner retains the right to terminate its efforts to arrange the proposed refinancing at any time should it determine that the proposed refinancing is no longer in the best interests of the Partnership and the Limited Partners.

     The Amended and Restated Agreement of Limited Partnership of the Partnership requires the written consent of Limited Partners holding a majority of the outstanding Units to authorize the incurrence of debt in an amount greater than 50% of the current appraised value of The Westin Michigan Avenue.

     IF LIMITED PARTNERS HOLDING THE REQUISITE PERCENTAGE OF UNITS DO NOT CONSENT TO THE PROPOSED REFINANCING, THEN THE PROPOSED REFINANCING, AS DESCRIBED IN THE CONSENT SOLICITATION STATEMENT, CANNOT OCCUR.

     If the refinancing is not approved by the Limited Partners, the General Partner will continue to take action that it believes to be in the best interests of the Partnership and the Limited Partners. These actions may involve pursuing another refinancing proposal or a possible sale of the Michigan Avenue. The General Partner believes, however, it is unlikely that a materially more favorable financing proposal will be available or that an acceptable offer for a sale will be made until market conditions materially improve from their current levels. While the General Partner cannot predict when and if market conditions will improve, it does not expect a material improvement in such conditions to occur until at least 2005.

     The General Partner recommends that the Limited Partners use the enclosed consent card to vote FOR the proposed refinancing.

     Not voting on the proposed refinancing will have the same effect as voting against it. We therefore urge you to complete, sign and date the enclosed consent card and return it in the enclosed postage-paid envelope at your earliest convenience. If you have any questions, or require assistance in voting your Units, please call D.F. King & Co., Inc., who is assisting us, toll-free at               .

Sincerely,

WESTIN REALTY CORP. General Partner

Alan M. Schnaid Vice President

     We urge you to vote your Units without delay. Your participation in the action to be taken by written consent is important. Please promptly complete, sign, date and return the enclosed consent card in the enclosed postage-paid envelope.

WESTIN HOTELS LIMITED PARTNERSHIP

1111 Westchester Avenue
White Plains, New York 10604

NOTICE

FOR ACTION BY WRITTEN CONSENT

To the Limited Partners:

     Attached to this notice is a consent solicitation statement which solicits the written consent of the limited partners (“Limited Partners”) of Westin Hotels Limited Partnership, a Delaware limited partnership (the “Partnership”), to approve the refinancing of the indebtedness of the Hotel Partnership and certain related matters, as described in the consent solicitation statement. The Partnership is the sole limited partner of The Westin Chicago Limited Partnership, a Delaware limited partnership (the “Hotel Partnership”), which owns The Westin Michigan Avenue, Chicago. The Partnership and Hotel Partnership are seeking to refinance the existing mortgage loan of the Hotel Partnership, which loan had an outstanding balance as of March 31, 2003 of $24.9 million (including accrued interest, but excluding the prepayment penalty of $2.6 million to be paid upon the repayment of the existing mortgage loan). In the proposed refinancing, the Hotel Partnership or its wholly owned subsidiary expects to borrow an amount from $70.0 million to $75.0 million from a lender not affiliated with the Partnership. The loan will be secured by a mortgage on The Westin Michigan Avenue. The Amended and Restated Agreement of Limited Partnership of the Partnership requires the prior written consent of Limited Partners holding a majority of the outstanding Units to authorize the refinancing. The General Partner recommends that the Limited Partners consent to the proposed refinancing. If the requisite percentage of Limited Partners do not consent to the proposed refinancing, then the refinancing cannot occur.

     Only Limited Partners of record at the close of business on      , 2003, shall be entitled to give the above-referenced consent. The Limited Partners will not be entitled to dissenters’ rights of appraisal under Delaware law or the Amended and Restated Agreement of Limited Partnership of the Partnership in connection with the proposed refinancing.

     Information regarding the proposed refinancing and related matters is contained in the attached consent solicitation statement, which is incorporated by reference herein and forms a part of this notice.

     Please complete, sign and date the enclosed consent card and return it promptly in the enclosed postage-paid envelope as soon as possible. It is important that your interests be represented and that your consent be received.

By Order of the General Partner,

WESTIN REALTY CORP. General Partner

Alan M. Schnaid Vice President

White Plains, New York
     , 2003

WESTIN HOTELS LIMITED PARTNERSHIP
CONSENT SOLICITATION STATEMENT
FOR LIMITED PARTNER ACTION BY WRITTEN CONSENT

     This consent solicitation statement and the accompanying documents are being mailed to each limited partner (each, a “Limited Partner”) of record as of      , 2003, holding limited partnership interests (each 1/135,600 of the total interests of the Limited Partners as a class, a “Unit”) in Westin Hotels Limited Partnership, a Delaware limited partnership (the “Partnership”), in connection with the solicitation by Westin Realty Corp., a Delaware corporation and the general partner of the Partnership (the “General Partner”), of written consents of the Limited Partners. The General Partner is a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”).

     The written consents of the Limited Partners are being sought to approve the refinancing of the existing mortgage loan of The Westin Chicago Limited Partnership, a Delaware limited partnership of which the Partnership is the sole limited partner (the “Hotel Partnership”) and which owns The Westin Michigan Avenue, Chicago (the “Michigan Avenue”), and to approve certain related matters. The amount outstanding under the mortgage loan was $24.9 million (including accrued interest, but excluding the prepayment penalty of $2.6 million expected to be paid upon the repayment of the existing mortgage) on March 31, 2003. In connection with the proposed refinancing, the Hotel Partnership or a wholly owned subsidiary of the Hotel Partnership expects to borrow an amount from $70.0 million to $75.0 million from a lender not affiliated with the Partnership. The loan will be secured by a mortgage on the Michigan Avenue. The loan may also contain limited guarantees of the Partnership and certain affiliates of the Partnership. In addition, the Hotel Partnership may pledge or place liens on bank accounts of the Hotel Partnership and certain direct or indirect ownership interests in the Hotel Partnership and its subsidiaries. See “The Proposed Refinancing—Summary of Material Terms of the New Loan” below.

     The Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) requires the written consent of Limited Partners holding a majority of the outstanding Units to authorize the borrowing on behalf of the Partnership and the Hotel Partnership of an amount which, when aggregated with all other indebtedness incurred by the Partnership and Hotel Partnership, exceeds 50% of the current appraised value of the Michigan Avenue. The proposed refinancing involves the borrowing by the Hotel Partnership or its wholly owned subsidiary that would exceed such amount. If the requisite percentage of Limited Partners do not consent to the proposed refinancing, then the proposed refinancing cannot occur.

     Neither the General Partner nor the Partnership has obtained a binding commitment from any lender to provide the proposed loan should the requisite consents to the proposed refinancing be obtained. There can be no assurance that the Partnership will be able to find a lender willing to provide financing on terms acceptable to the General Partner. Furthermore, the General Partner retains the right to terminate its efforts to arrange the proposed refinancing at any time should it determine that the proposed refinancing is no longer in the best interests of the Partnership and the Limited Partners.

     If the requisite percentage of Limited Partners consent to the proposed refinancing and the proposed refinancing is consummated, in accordance with the Partnership Agreement, the net proceeds from the new loan would be used to refinance the existing mortgage loan and pay costs associated with the refinancing, to pay in full a subordinated loan from the General Partner, which had approximately $10.5 million (including accrued interest) outstanding as of March 31, 2003, and to pay incentive management fees in the amount of $7.4 million as of March 31, 2003, the majority of which were earned prior to December 31, 2002 but payment of which was deferred in accordance with the management agreement, to the Michigan Avenue’s manager, an affiliate of the General Partner. Assuming the refinancing occurs by August 31, 2003, the General Partner estimates that proceeds of up to $19.2 million, or $142 per Unit, will be available for distribution to Limited Partners if $70.0 million is borrowed and proceeds of up to $24.2 million, or $178 per Unit, will be available for distribution to Limited Partners if $75.0 million is borrowed. The actual amount of net proceeds to be derived from the proposed refinancing and distributable to the Limited Partners will not be known until after closing of the refinancing. There can be no assurance that, should the proposed refinancing be consummated, the actual funds available for distribution to the Limited Partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner to the Limited Partners. See “The Proposed Refinancing—Use of Loan Proceeds; Distributions.”

     Under the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations, this distribution should be taxable currently to a recipient Unitholder only to the extent that either (i) the amount distributed to the Unitholder exceeds the Unitholder’s adjusted tax basis in its Units, or (ii) the distribution causes the Unitholder to have a deficit capital account balance that exceeds its “share” of the Partnership’s “minimum gain” attributable to “partnership nonrecourse debt” (i.e., partnership debt for which no partner is individually liable) (as determined under the applicable Treasury Regulations). Even if the distribution of loan proceeds under the proposed refinancing does not result in the current recognition of gain to a Unitholder, a Unitholder may be required to recognize gain if such Unitholder’s allocable share of the Partnership’s liabilities decreases as a result of the proposed refinancing. See “Certain Federal Income Tax Considerations.” Unitholders should consult with their own tax advisors to determine the tax consequences to them of the proposed refinancing in light of their specific tax situation.

     Enclosed with this consent solicitation statement is a Notice for Action by Written Consent together with a written consent card for your signature. Failure to return a properly executed and dated consent card will have the same effect as a vote against the proposed refinancing. Any person who has given consent pursuant to this solicitation may revoke it by delivering a written notice stating that the consent is revoked. In order to be effective, the revocation must be delivered prior to the closing of the refinancing. If no instructions are indicated on a properly executed and dated consent card, it will be deemed a vote “FOR” the proposed refinancing. As of March 31, 2003, there were approximately 6,700 Limited Partners of record with 135,600 Units issued and outstanding. In order for the proposed refinancing to be approved, Limited Partners holding a majority of the outstanding Units must consent to the proposed refinancing. In determining whether the General Partner has received the requisite number of affirmative votes for the proposed refinancing, abstentions will have the same effect as votes against the proposed refinancing.

     This consent solicitation statement is first being mailed to Limited Partners on or about      , 2003.

The date of this consent solicitation statement is             , 2003.

SUMMARY
The Partnerships
The Westin Michigan Avenue, Chicago
The Proposed Refinancing
Recommendation of the General Partner
Summary of Tax Consequences
Forward-Looking Statements
THE WRITTEN CONSENTS
Record Date and Outstanding Units; Voting Rights; No Market
Required Vote
Execution and Revocation of Consents
Consummation of the Refinancing
Absence of Dissenters’ Rights of Appraisal
Cost of Solicitation
BACKGROUND
Background of and Reasons for the Proposed Refinancing
Recommendation of the General Partner; Reasons for the Refinancing
Interests of Certain Persons in the Refinancing
Purpose of this Consent Solicitation
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL DATA
THE PROPOSED REFINANCING
Summary of Material Terms of the New Loan
Use of Loan Proceeds; Distributions
Closing
Operations after the Proposed Refinancing
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

- i -

SUMMARY

The Partnerships

     The Partnership and its subsidiary limited partnerships, the Hotel Partnership and The Westin St. Francis Limited Partnership (the “St. Francis Partnership” and, together with the Hotel Partnership, the “Hotel Partnerships”), each a Delaware limited partnership, were formed on April 25, 1986 for the purpose of acquiring two hotels, The Westin Michigan Avenue, Chicago in downtown Chicago, Illinois and The Westin St. Francis in San Francisco, California (the “St. Francis” and, together with the Michigan Avenue, the “Hotels”).

     The Westin Michigan Avenue, Chicago and The Westin St. Francis have been managed as part of the Westin hotel chain since 1964 and 1945, respectively. Westin Realty Corp. is the sole general partner of the Partnership, 909 North Michigan Avenue Corporation (the “Hotel General Partner”) is the sole general partner of the Hotel Partnership and St. Francis Hotel Corporation is the sole general partner of the St. Francis Partnership. Each general partner is a subsidiary of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”).

     On January 18, 2000, the St. Francis Partnership entered into a definitive agreement to sell the St. Francis to BRE/St. Francis L.L.C., an affiliate of the Blackstone Group, for gross proceeds of $243.0 million. Upon obtaining the consent of a majority of the limited partners, the sale was consummated on April 26, 2000.

The Westin Michigan Avenue, Chicago

     The Hotel Partnership’s property consists solely of The Westin Michigan Avenue in Chicago, Illinois. The Michigan Avenue is a first-class hotel located in a premier central, urban location, providing guests with convenient access to business districts, shopping areas and convention facilities.

     Description. The Michigan Avenue has 751 guest rooms (including 28 suites) and 19 meeting rooms. The hotel has a fitness center and a business center, provides retail space for several specialty stores and a gift shop, and has an underground parking garage with 209 spaces.

     In June 2000, the Michigan Avenue leased, in an arms length transaction, its only restaurant to Grill Concepts Inc. (“Grill Concepts”). Grill Concepts operates the restaurant under the name The Grill on the Alley pursuant to the lease (the “Grill Lease”). In the third quarter of 2001, Starwood acquired common stock of Grill Concepts which represents 27.4% of the outstanding common stock of Grill Concepts and has rights to acquire additional shares of Grill Concepts pursuant to a subscription agreement. An employee of Starwood also serves on the Board of Directors of Grill Concepts. Rental revenues from Grill Concepts of $92,000 and $51,000 for the three months ended March 31, 2003 and 2002, respectively, are included in the Michigan Avenue’s other operating department’s revenue. In late 2002, Grill Concepts approached the General Partner seeking a reduction or deferral in the rental payments due under the Grill Lease based on the general decline in operating conditions in the market, as well as increases in operating costs that would be attributable to a new collective bargaining agreement with the union representing employees at the restaurant (the “Restaurant Union”). The General Partner and Grill Concepts have discussed and continue to discuss the need for an amendment to the lease and the extent of relief that may be needed but have not reached an agreement at this time. In April 2003, a notice of default under the Grill Lease was delivered to Grill Concepts in connection with the failure of Grill Concepts to enter into a new collective bargaining agreement with the Restaurant Union. Grill Concepts has advised that it does not believe that a default exists. As a result of the lack of a new collective bargaining agreement, the Restaurant Union has picketed outside of the Michigan Avenue and may do so again in the future. To date, this picketing has not had any significant impact on the operating performance of the Michigan Avenue nor has it resulted in any closure of the restaurant, however it is unclear what impact, if any, the picketing will have on the operating performance of the Michigan Avenue in the future.

     Location. The Michigan Avenue is located on a prime site in downtown Chicago at the north end of the famous “Magnificent Mile,” known for its first-class retail shopping, fine restaurants and cultural attractions. The Hancock Center is situated directly south of the Michigan Avenue, as is the Water Tower Place, offering a variety of shopping and entertainment possibilities. The hotel is 18 miles from O’Hare International Airport and 12 miles from Midway Airport.

     Loans. On August 21, 1986, Teacher Retirement System of Texas (including any assignee of the loan, the “Existing Senior Lender”) made a mortgage loan (as subsequently restructured, the “Mortgage Loan”) in the amount of $32.8 million with respect to the Michigan Avenue. The Michigan Avenue was acquired by the Hotel Partnership subject to the Mortgage Loan. On June 2, 1994, the General Partner, on behalf of the Partnership, successfully completed a restructuring of the Mortgage Loan and entered into a restructuring agreement with the lender. On May 27, 1997, a second restructuring agreement modifying the Mortgage Loan on the Michigan Avenue was completed. The modifications to the Mortgage Loan consisted primarily of (1) a reduction of the effective annual interest rate from 8.55% to 8.06%, (2) an extension of the loan maturity date from August 26, 2001 to November 30, 2006 and (3) revisions of prepayment penalties from 1.25% of the principal amount repaid to a formula based on the present value of the payments that would have been made on the repaid amount, but allowing without penalty two prepayments of $5 million each in any calendar year. However, the Existing Senior Lender has tentatively agreed to accept a fixed prepayment fee of $2.6 million in lieu of the prepayment premium which would otherwise be payable with respect to the Mortgage Loan, provided that the entire principal balance of the Mortgage Loan (together with accrued and unpaid interest thereon) is repaid on or prior to October 1, 2003. The outstanding balance under the Mortgage Loan as of March 31, 2003 was $24.9 million (including accrued interest) and Red River Limited Partnership is the current lender.

     In conjunction with the restructuring of the Mortgage Loan in 1994, the General Partner loaned the Partnership $25 million to fund capital improvements to the Michigan Avenue and the St. Francis, of which $5 million was contributed to the Hotel Partnership for capital improvements for the Michigan Avenue. This loan (the “Subordinated Loan”) is subordinate to the loan with the Existing Senior Lender. The annual interest rate on the Subordinated Loan is the prime rate quoted from time to time by Bank of America, plus 1%. The portion of the loan attributable to the St. Francis was paid off upon the sale of the St. Francis. At March 31, 2003, the Subordinated Loan from the General Partner to the Partnership totaled $10.5 million (including $5.5 million of accrued interest). The Subordinated Loan (both principal and interest) will be payable in full from the net proceeds of the refinancing in accordance with the Partnership Agreement. See “Background—Interests of Certain Persons in the Proposed Refinancing” and “The Proposed Refinancing—Use of Loan Proceeds; Distributions.”

     Management. The Michigan Avenue is operated as part of the Westin international system of hotels pursuant to a management agreement initially entered into on August 21, 1986 among the General Partner, the Partnership, the Hotel General Partner and the Hotel Partnership, as the owner of the Michigan Avenue, and the Westin Hotel Company, as hotel manager. When Starwood acquired the Westin Hotel Company in 1998, the Westin Hotel Company was merged into one of Starwood’s affiliates and the Westin Hotel Company assigned the management agreement to the Hotel General Partner. The management agreement does not terminate until 2026 without the consent of all parties, absent a breach or a default by a party or the occurrence of an extraordinary event specified in the agreement, which generally relate to the bankruptcy or insolvency of the Partnership or the Hotel General Partner. In

connection with the proposed refinancing, the Hotel General Partner anticipates that the management agreement will be transferred to an affiliate of the Hotel General Partner.

     The management agreement provides for a base management fee equal to 3.5% of annual gross revenues of the Michigan Avenue payable by the Hotel Partnership to the hotel manager out of cash flow from the operations of the hotel. This fee is payable prior to the distribution of cash to the partners of the Hotel Partnership, including the Partnership as the sole limited partner of the Hotel Partnership.

     The management agreement also provides for an incentive management fee, which is currently equal to 20% of the net operating cash flow (as defined in the management agreement) of the Partnership. Payment of the incentive management fee in any year depends on the amount of distributable net cash flow of the Partnership and is subordinated to the payment to the Limited Partners of a preferred distribution of cash flow. Unpaid incentive management fees are deferred and do not accrue interest. All current and deferred incentive management fees attributable to the Hotel Partnership are due and payable to the hotel manager from the net proceeds received by the Partnership from the refinancing and before any distribution of such proceeds to the Limited Partners. See “The Proposed Refinancing—Use of Loan Proceeds; Distributions.” At March 31, 2003, the amount of all current and deferred incentive management fees was $7.4 million. The Hotel General Partner or an affiliate of the Hotel General Partner shall continue to manage the Michigan Avenue under the management agreement after the closing of the Proposed Refinancing.

The Proposed Refinancing

     As required by Section 8.02(d) of the Partnership Agreement, the General Partner has actively reviewed opportunities to sell or refinance the Michigan Avenue and, in February 2001, retained Jones Lang LaSalle Hotels, a nationally recognized broker (“JLL”), to market the Michigan Avenue for sale. In April 2001, formal marketing materials were distributed. Subsequently, indications of interest were received and discussions were commenced with several potential purchasers. After the occurrence of the terrorist attacks in New York City, Washington, D.C. and Pennsylvania on September 11, 2001, certain of the most qualified potential purchasers indicated they would expect significant discounts on the preliminary indications of value made prior to the attacks. Based on the unstable and depressed hotel real estate market resulting from the weakened general worldwide economic environment, the General Partner did not believe that it was in the best interest of the Limited Partners to sell the Michigan Avenue in late 2001 or 2002.

     As a result, the General Partner also engaged JLL to assist in exploring a refinancing and, while not foreclosing a sale transaction if an attractive proposal is presented, has directed its efforts towards pursuing refinancing alternatives. JLL sent materials to a large number of potential lenders and received several preliminary loan proposals. Following a review of these proposals, the General Partner had more detailed discussions with Column Financial, Inc. (“Column”), an affiliate of Credit Suisse First Boston.

     The General Partner is seeking the consent of the Limited Partners to the following (which are referred to herein collectively as the “Proposed Refinancing”):

•	the refinancing of the Mortgage Loan through the incurrence of new indebtedness by the Hotel Partnership or its wholly owned subsidiary from a lender not affiliated with the Partnership or Starwood, in an amount from $70.0 million to $75.0 million which would bear interest at a floating rate equal to one-month LIBOR plus not more than 265 basis points, would mature in three to six years and would be prepayable with or without a penalty not later than three years after the date of closing of the loan, and with other terms consistent with the terms described in this consent solicitation statement (the “New Loan”);

•	the limited guarantee of the New Loan by the Partnership and certain affiliates of the Partnership for customary non-recourse carve-outs, including fraud, misapplication of the loan proceeds, waste to the hotel property, certain actions taken in bad faith and certain other actions;

•	the pledge of or placement of liens on (i) bank accounts of the Hotel Partnership and (ii) certain direct or indirect ownership interests in the Hotel Partnership or any subsidiary thereof which may be formed to act as borrower under the New Loan; and

•	the possible transfer of the Michigan Avenue to a wholly owned subsidiary of the Hotel Partnership in connection with the New Loan.

     The Hotel Partnership has negotiated a loan application with Column, and paid to Column a deposit of $75,000 in connection with the loan application. Based on the application process, and although there is no existing loan commitment, the General Partner believes that Column will be willing to provide a loan (the “Possible Column Financing”) generally upon the terms described below.

     The Possible Column Financing would be for $75.0 million (based upon certain assumptions regarding the appraised value of the Michigan Avenue) and would bear interest at a floating rate equal to one-month LIBOR plus not less than 215 basis points. The borrower would be required to purchase an interest rate cap at a LIBOR strike price of no higher than 6.0% and maintain the cap during the term of the loan. The Possible Column Financing would have an origination fee of 1.5% payable at the closing and would be for a term of three years, but could be extended for one or two years at the option of the borrower for a fee. The Possible Column Financing may be prepaid from the 18-month anniversary of the closing date to the 24-month anniversary upon payment of a 1% prepayment penalty and may be prepaid without penalty after the 24-month anniversary of the closing date. Interest would be payable monthly and the entire principal balance would be payable at the end of the loan term. Additionally, the principal amount of the loan may be securitized by Column in a public or private securities offering which would be rated by one or more rating agencies.

     Notwithstanding the discussions with Column, neither the General Partner nor the Partnership has obtained a binding commitment from any lender to provide the New Loan should the requisite consents to the Proposed Refinancing be obtained. There can be no assurance that the Possible Column Financing will be consummated or that the Partnership will be able to find another lender willing to provide financing on terms acceptable to the General Partner (as outlined above). Furthermore, the General Partner retains the right to terminate its efforts to arrange the Proposed Refinancing at any time should it determine that the Proposed Refinancing is no longer in the best interests of the Partnership and the Limited Partners.

     In accordance with the Partnership Agreement, the proceeds of the New Loan, if the Proposed Refinancing occurs, will be used (1) to pay off the Mortgage Loan and to pay costs associated with the refinancing, (2) to pay off the Subordinated Loan and (3) to pay all current and deferred incentive management fees to the manager of the Michigan Avenue. After making these distributions, any remaining net proceeds are expected to be distributed by the Partnership to its Limited Partners, resulting in a distribution to holders of Units. Assuming the Proposed Refinancing occurs by August 31, 2003, the General Partner estimates that net proceeds (after payment of the foregoing items) of up to $19.2 million, or $142 per Unit, will be available for distribution to Limited Partners if $70.0 million is borrowed and proceeds of up to $24.2 million, or $178 per Unit, will be available for distribution to Limited Partners if $75.0 million is borrowed. See “The Proposed Refinancing – Use of Loan Proceeds; Distributions.” There can be no assurance that, should the Proposed Refinancing be consummated, the actual funds available for distribution to the Limited Partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner to the Limited Partners.

     The General Partner believes that, if approved, and if consummated, the Proposed Refinancing would:

•	permit the distribution to the Limited Partners referred to in the preceding paragraph; and

•	result in lower overall interest rates for the Partnership than under the current loan structure.

     If the Proposed Refinancing is approved, the General Partner will have satisfied all of its obligations under Section 8.02(d) of the Partnership Agreement upon consummation of the refinancing. If the Proposed Refinancing is not approved, the General Partner will continue to take action that it believes to be in the best interests of the Partnership and the Limited Partners. These actions may involve pursuing another refinancing proposal or a possible sale of the Michigan Avenue. The General Partner believes, however, it is unlikely that a materially more favorable financing proposal will be available or that an acceptable offer for a sale will be made until market conditions materially improve from their current levels. While the General Partner cannot predict when and if market conditions will improve, it does not expect a material improvement in such conditions to occur until at least 2005.

Recommendation of the General Partner

     As required by the Partnership Agreement, the General Partner has reviewed opportunities to sell or refinance the Michigan Avenue, and has determined that the Proposed Refinancing is in the best interests of the Partnership and the Limited Partners at this time. The Partnership Agreement requires the written consent of Limited Partners holding a majority of the outstanding Units to authorize the Proposed Refinancing. If the requisite percentage of Limited Partners do not consent to the Proposed Refinancing, then it cannot occur. The General Partner recommends that the Limited Partners use the enclosed consent card to vote “FOR” the Proposed Refinancing.

Summary of Tax Consequences

     Under the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations, this distribution should be taxable currently to a recipient Unitholder only to the extent that either (i) the amount distributed to the Unitholder exceeds the Unitholder’s adjusted tax basis in its Units, or (ii) the distribution causes the Unitholder to have a deficit capital account balance that exceeds its “share” of the Partnership’s “minimum gain” attributable to “partnership nonrecourse debt” (i.e., partnership debt for which no partner is individually liable) (as determined under the applicable Treasury Regulations). Even if the distribution of loan proceeds under the Proposed Refinancing does not result in the current recognition of gain to a Unitholder, a Unitholder may be required to recognize gain if such Unitholder’s allocable share of the Partnership’s liabilities decreases as a result of the Proposed Refinancing. See “Certain Federal Income Tax Considerations.”

Forward-Looking Statements

     Certain statements contained in this consent solicitation statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements regarding the intent, belief or current expectations of the Partnership or the Hotel Partnership or their respective general partners and their officers or directors with respect to the matters discussed in this consent solicitation statement. All such forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, without limitation, the risks and uncertainties associated with the following:

•	ability to consummate the Possible Column Financing;

•	ability to find an alternate lender willing to provide the financing being sought in the Proposed Refinancing;

•	ability to close the Proposed Refinancing in a timely manner;

•	actual costs associated with the Proposed Refinancing, including the prepayment penalty on the Mortgage Loan;

•	amount available for distribution to the Limited Partners upon completion of the Proposed Refinancing;

•	timing of any distribution of proceeds from the Proposed Refinancing;

•	potential proceeds from the sale of the Michigan Avenue in the current market;

•	fluctuations in the prevailing interest rates; and

•	general real estate and economic conditions, including any improvement in these conditions.

     The Partnership undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events.

THE WRITTEN CONSENTS

Record Date and Outstanding Units; Voting Rights; No Market

     The General Partner has set the close of business on      , 2003 as the “Record Date” for the determination of Limited Partners entitled to notice of and to vote upon the Proposed Refinancing. Only holders of record as of the Record Date who have been admitted to the Partnership as Limited Partners will be entitled to vote upon the Proposed Refinancing. On the Record Date, there were 135,600 Units issued and outstanding, held of record by      holders. The Partnership has no other class of securities. Neither the General Partner nor any of its affiliates are the beneficial owners of any Units. To the General Partner’s knowledge, no officer or director of the General Partner owns any Units. Each Limited Partner shall be entitled to cast one vote per Unit owned by such Limited Partner. Neither the General Partner nor any of its affiliates shall be permitted to direct the vote of any Units, but any individual officer, director or stockholder of the General Partner or its affiliates who holds any Units in an individual capacity shall be entitled to vote the Units held in such individual capacity. No established trading market exists for the Units.

     As of March 31, 2003, no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except as listed below:

	Number of Units
	Beneficially	Percentage of
Name	Owned	Outstanding Units

Kalmia Investors, LLC	12,030 (1)	8.87%

(1)	Based on information reported in a Schedule 13D/A filed by the beneficial owner and its affiliate with the Securities and Exchange Commission on April 23, 1999.

Required Vote

     Under the Partnership Agreement, Limited Partner approval of the Proposed Refinancing requires the affirmative consent of Limited Partners holding a majority of the issued and outstanding Units. In accordance with the Partnership Agreement, any consent to the Proposed Refinancing may be given in writing by the consenting Limited Partner and received by the General Partner at or prior to the closing of the New Loan. Any consent to the Proposed Refinancing given by a consenting Limited Partner may be revoked by such Limited Partner at any time prior to the closing of the New Loan by delivering written notice of such revocation stating that the consent is revoked.

Execution and Revocation of Consents

     The Limited Partners are being requested to indicate approval of and consent to the Proposed Refinancing by checking the appropriate boxes on the enclosed consent card and by dating and executing the consent card. A complete description of the Proposed Refinancing has not been set forth on the consent card itself due to space limitations. Nevertheless, signing and indicating approval and consent on the consent card will be deemed to be approval of and written consent to the Proposed Refinancing. In determining whether the Proposed Refinancing has received the requisite number of affirmative votes, an abstention will have the same effect as a vote against the Proposed Refinancing. The Partnership has retained D.F. King & Co., Inc. to assist in the solicitation of consents. Limited Partners who have questions or require assistance in voting their Units should contact D.F. King at      .

     A Limited Partner who has executed and returned a consent card may revoke it at any time prior to the closing of the New Loan by delivering a written notice stating that the consent is revoked to D.F. King at      .

Consummation of the Refinancing

     If the Proposed Refinancing is approved by the Limited Partners, the New Loan will be entered into as soon as practicable following the receipt of the requisite number of consents. However, the General Partner retains the right to terminate its efforts to arrange the Proposed Refinancing at any time should it determine that the Proposed Refinancing is no longer in the best interests of the Partnership and the Limited Partners. In addition, in any event, the General Partner will cease its solicitation of Limited Partner consents on or before October 1, 2003. If the Proposed Refinancing is not approved by the Limited Partners, the General Partner will continue to take action that it believes to be in the best interests of the Partnership and the Limited Partners. These actions may involve pursuing another refinancing proposal or a possible sale of the Michigan Avenue. The General Partner believes, however, it is unlikely that a materially more favorable financing proposal will be available or that an acceptable offer for a sale will be made until market conditions materially improve from their current levels. While the General Partner cannot predict when and if market conditions will improve, it does not expect a material improvement in such conditions to occur until at least 2005.

Absence of Dissenters’ Rights of Appraisal

     The Limited Partners are not entitled to dissenters’ rights of appraisal under the Delaware Revised Uniform Limited Partnership Act or the Partnership Agreement in connection with the Proposed Refinancing.

Cost of Solicitation

     Consents are being solicited hereby by the General Partner on behalf of the Partnership. The Partnership will bear the cost of the solicitation of consents from the Limited Partners. In addition to solicitation by mail, directors, officers, employees and agents of the General Partner may solicit consents from Limited Partners in person, by telephone or facsimile, or by other means of communication. Such directors, officers, employees and agents will not be additionally compensated for such solicitation but may be reimbursed for the reasonable out-of-pocket expenses incurred in connection therewith. D.F. King will receive a fee of $11,000, plus out-of-pocket and other related expenses, for its assistance with the consent solicitation.

BACKGROUND

Background of and Reasons for the Proposed Refinancing

     The Partnership along with the Hotel Partnerships were formed in 1986 for the purpose of acquiring the Michigan Avenue and the St. Francis. Section 8.02(d) of the Partnership Agreement required the General Partner in cooperation with the Hotel Partnerships and on behalf of the Partnership, beginning in 1994, to actively review opportunities to sell or refinance the hotel properties or the Partnership’s interest in the Hotel Partnerships and to act upon such opportunity to the extent that the General Partner and the Hotel Partnerships reasonably believed that such action was in the best interest of the Partnership and the Hotel Partnerships. In addition, Section 8.02(d) of the Partnership Agreement required the General Partner, by the end of 2001, in cooperation with the Hotel Partnerships and on behalf of the Hotel Partnerships, to use its best efforts to sell or refinance the hotel properties or the Partnership’s interest in the Hotel Partnerships.

     The latter part of the 1990s marked a period of rapidly improving conditions in the United States hotel industry. The strong national economy led to significant improvements in occupancy rates and room rates resulting in substantial increases in hotel industry profitability. The substantial increases in hotel valuations observed during this period and the completion of significant renovations to the St. Francis, which produced increased revenues and profits that would ultimately translate into higher property value, caused the General Partner to conclude, in late 1998, that efforts to market the Hotels for sale should be initiated.

     In March 1999 the General Partner obtained appraisals of each of the Hotels from Hospitality Valuation Services, Inc., a leading hotel appraisal firm. The appraisals indicated a value for the Michigan Avenue of $101 million and for the St. Francis of $230 million. On the basis of the appraised values of the Hotels and the General Partner’s continuing analysis of the St. Francis’ financial performance, the General Partner concluded that it was in the best interest of the Partnership and the Hotel Partnerships to seek to sell the St. Francis and to continue to hold the Michigan Avenue to provide time to complete a planned rooms renovation.

     On January 18, 2000, the St. Francis Partnership entered into a definitive agreement to sell the St. Francis for gross proceeds of $243.0 million. Approval of the Limited Partners was obtained and the St. Francis was sold on April 26, 2000. In February 2001, after substantially completing its rooms renovation, the Partnership retained JLL to market the Michigan Avenue for sale. At the commencement of marketing, JLL targeted approximately 100 prospective purchasers, including pension fund advisors, private investment funds, high net worth individuals, private and public hotel companies, and numerous international investors. Twenty-six confidential offering memoranda and ten due diligence packages were distributed. Inspections of the Michigan Avenue were conducted for seven interested bidders and expressions of interest indicating prices ranging from $80 million to $111 million were subsequently received from seven interested bidders. As a result of the initial round of bidding, JLL issued “best and final” letters on July 2, 2001, to four prospective investors, set the “best and final” bid date at July 12, 2001 and received bids ranging from $102 million to $111 million from the four bidders. The Partnership approached one of the bidders (the “First Bidder”) with a counter-proposal and approached another bidder (the “Second Bidder”) about increasing its offer. After surveying the debt markets, the First Bidder held steady at its initial bid with reservations about the debt markets moving forward which could potentially impact pricing. The Second Bidder, in the meantime, increased its offer such that it was equivalent to that of the First Bidder. The Second Bidder claimed to be able to close on the transaction using its discretionary equity or with a conservative level of debt. Based on the certainty of the capital structure, the Partnership initiated discussions with the Second Bidder and subsequently provided it with a Purchase and Sale Agreement to review in early September 2001.

     In discussions with the Second Bidder approximately one week after the occurrence of the terrorist attacks in New York, NY, Washington, D.C. and Pennsylvania on September 11, 2001, the Second Bidder indicated that there was too much uncertainty in the market and therefore it could not with any degree of certainty underwrite future operating performance, nor could it quantify the risk of achieving the projected operating performance. It remained interested in the hotel, but indicated that to continue as the preferred bidder, it would need a discount to the price previously agreed. The Second Bidder was not specific as to the amount of the discount, but implied a range of 15% to 25%. In addition, the Partnership contacted the First Bidder and another party that had earlier made an offer with regards to their interest level in the Michigan Avenue after September 11. Both parties indicated that they remained interested in the asset, but it was too early to define the impact on pricing as a result of the uncertainty and impact on market conditions and therefore could not hold to their previous pricing levels.

     From September 11, 2001 to April 2002, the General Partner monitored sale and refinancing opportunities in the hotel real estate market. In April 2002, a real estate fund (the “2002 Bidder”) provided an indication of interest to JLL that it was interested in purchasing the Michigan Avenue for approximately $105 million. JLL provided a limited amount of due diligence material to the 2002 Bidder. In addition, the General Partner met with the 2002 Bidder to discuss possible terms of a transaction. In the course of discussions with the 2002 Bidder, management of the General Partner surmised that the 2002 Bidder intended to reduce its initial offer price based on the capital improvements the 2002 Bidder indicated it may need to make to the Michigan Avenue to maintain the facility (with which management of the General Partner did not agree). In late July 2002, after carefully evaluating the proposal made by the 2002 Bidder and the General Partner’s belief of a low probability a transaction would close at the initial price offered by the 2002 Bidder and its belief the Michigan Avenue was being undervalued because of the unstable and depressed hotel real estate market in downtown Chicago, the General Partner terminated its discussions with the 2002 Bidder. Based on the downturn in the hotel real estate market resulting from the weakened economic environment and the opening of several new hotels within the general vicinity of the Michigan Avenue, the General Partner did not believe that it was in the best interest of the Limited Partners to sell the Michigan Avenue in late 2001 or 2002 and through the date of this consent solicitation statement.

     In October 2001, the General Partner expanded the terms of JLL’s engagement to include assisting in exploring a refinancing. In August 2002, JLL disseminated a refinancing memorandum to a targeted list of 28 prospective lenders. This list was developed after contacting over 50 lenders. In early September 2002, prospective lenders were provided with confidential information regarding the Michigan Avenue and were requested to submit term sheets to JLL by late September 2002. Sixteen lenders provided JLL with written or oral term sheets proposing to provide financing to the Partnership. As a result of providing favorable pricing and other flexible terms, the General Partner has proceeded with negotiating with Column and Column has commenced its due diligence review of the Michigan Avenue. In early April 2003, the General Partner completed negotiating a term sheet with Column for a $75 million first mortgage loan and paid to Column a $75,000 deposit.

     In connection with its financing discussions with and due diligence investigation of the Partnership, Column obtained an appraisal of the Michigan Avenue from      , a leading hotel appraisal firm, in      2003. The appraisal indicated a value for the Michigan Avenue of $ million. There can be no assurance that the appraised value represents the fair value of the Michigan Avenue. Furthermore, the General Partner believes that, due to current market conditions, this appraised value is greater than the price that would be received if the Michigan Avenue were sold today.

     The indebtedness to be refinanced as of March 31, 2003 consists of a $24.9 million (including accrued interest, but excluding a $2.6 million prepayment penalty) Mortgage Loan with respect to the

Michigan Avenue which matures on November 30, 2006. The Mortgage Loan requires payments of principal and interest each quarter in arrears, in such amount necessary to repay the principal balance of the note (together with interest at the fixed interest rate of 8.06%) on the basis of a 25-year amortization schedule with a balloon payment due upon maturity. Annual payments of principal and interest on the Mortgage Loan are $3.1 million, payable quarterly through December 1, 2006, at which time the remaining outstanding principal balance plus all accrued and unpaid interest is due and payable. On March 1, 2003, the Partnership prepaid $5.0 million on this Mortgage Loan (bringing the balance from $30.1 million to $24.9 million). In May 2003, the General Partner reached an agreement in principle with the Existing Senior Lender to allow for the deferral of payment of the additional $5 million loan balance to any time during calendar year 2003. In addition, the Existing Senior Lender agreed that a prepayment penalty to repay the loan during 2003 would be $2.6 million, which amount is less than the $4.5 million prepayment penalty the Existing Senior Lender initially claimed was due under the Mortgage Loan.

     If the Proposed Refinancing is approved, the General Partner will have satisfied all of its obligations under Section 8.02(d) of the Partnership Agreement upon consummation of the refinancing.

Recommendation of the General Partner; Reasons for the Refinancing

     The General Partner has determined that the Proposed Refinancing is in the best interests of the Partnership and Limited Partners. The Partnership Agreement requires the written consent of Limited Partners holding a majority of the outstanding Units to authorize the incurrence of debt in an amount greater than 50% of the current appraised value of the Michigan Avenue. If the requisite percentage of Limited Partners do not consent to the Proposed Refinancing, then the Hotel Partnership (and/or the Partnership on its behalf) cannot borrow such amount. Accordingly, the General Partner recommends that the Limited Partners use the enclosed consent card to vote “FOR” the Proposed Refinancing.

     In the course of reaching its determination to make the above recommendation, the General Partner consulted with its legal and financial advisors, and considered the following factors in choosing to pursue the Proposed Refinancing:

•	the provisions of the Partnership Agreement requiring the General Partner to use its best efforts to sell or refinance the Michigan Avenue within certain time periods;

•	an analysis prepared by the General Partner showing that, based on certain assumptions and qualifications, the projected present value of the proceeds to the Limited Partners from a refinancing of the Mortgage Loan today with terms consistent with the Possible Column Refinancing, together with a sale of the Michigan Avenue in 2005 at an assumed price of $108.0 million, would exceed the proceeds the Limited Partners would receive from (i) a sale of the Michigan Avenue today at an estimated price of $96.7 million or (ii) maintaining the Mortgage Loan with a sale of the Michigan Avenue in 2005 at an estimated price of $108.0 million, assuming in all cases that quarterly distributions of $6.72 per Unit are maintained; Limited Partners should note that (a) while the General Partner believes the assumptions in the analysis to be reasonable, there can be no assurance that actual events would or will not differ from these assumptions and such differences could be material and (b) based on this analysis, none of the foregoing alternatives is substantially more beneficial than the other alternatives and that changes in the assumptions or qualifications inherent in the analysis, including small changes, could show that a different course of action is preferable;

•	the weakness of the market for the sale of full-service hotels and the inability of the Partnership to find a suitable purchaser for the Michigan Avenue;

•	the belief that the hotel real estate market is currently at a relative low point in the cycle and the expectation that the market for a sale of the Michigan Avenue will improve by 2005;

•	the range of maturity dates for the New Loan, as compared to the maturity dates of the Mortgage Loan and Subordinated Loan;

•	the range of effective annual interest rates for the New Loan, as compared to the 8.06% per annum effective interest rate of the Mortgage Loan and the interest rate of prime plus 1% for the Subordinated Loan;

•	that the effective rate of the New Loan will be higher than the stated rate due to costs incurred in obtaining the New Loan;

•	payment of the Mortgage Loan prepayment penalty and the agreement regarding prepayment negotiated with the Existing Senior Lender;

•	the availability of proceeds from the refinancing in excess of the amount needed to pay off the Mortgage Loan, the Subordinated Loan and the deferred incentive management fees, which will allow the Partnership to distribute between $142 and $178 per Unit to the Limited Partners (assuming the Proposed Refinancing occurs by August 31, 2003); and

•	the potentially increased risk that cash flows will not be available to fund the regular distributions to the Limited Partners due to an increase in leverage of the Partnership.

     The General Partner has carefully considered the factors for and against the Proposed Refinancing in consultation with its advisors and in consideration of its obligations under the Partnership Agreement. The foregoing discussion of the factors considered by the General Partner is not exhaustive, but includes material factors considered by the General Partner. Given the variety of these factors, the General Partner did not attempt to rank these factors by importance. The General Partner concluded that the factors favoring the Proposed Refinancing outweigh the factors against the Proposed Refinancing. The General Partner’s recommendation is based on the totality of the information presented to and considered by it.

Interests of Certain Persons in the Refinancing

     In considering the recommendation of the General Partner with respect to the consent of the Limited Partners to the Proposed Refinancing, the Limited Partners should be aware that the General Partner and certain of its affiliates have certain interests in the Proposed Refinancing that are in addition to or potentially different from the interests of the Limited Partners.

     Pursuant to the Partnership Agreement, the General Partner is generally allocated 1% of the Partnership’s taxable income and taxable loss. In addition, the Hotel General Partner, an affiliate of the General Partner, is generally allocated 1% of the Hotel Partnership’s taxable income and taxable loss. Upon completion of the Proposed Refinancing, however, neither the General Partner nor the Hotel General Partner will receive any distribution as a partner of the Partnership. See “The Proposed Refinancing—Use of Loan Proceeds; Distributions.”

     In 1994, the General Partner made a loan to the Partnership for the purpose of making capital improvements to the Michigan Avenue and the St. Francis through capital contributions to the Partnership’s subsidiary limited partnerships, the direct owners of the hotel properties. This loan included $5 million in principal to fund capital improvements to the Michigan Avenue. Interest has accrued at the annual rate equal to the prime rate quoted by Bank of America plus 1%. The principal and accrued interest is payable in full upon the refinancing. See “Summary—The Michigan Avenue—Loans.” Consequently, the full amount outstanding under such loan, which was approximately $10.5 million (including accrued interest) as of March 31, 2003, would be payable to the General Partner upon the closing of the refinancing.

     The Hotel General Partner, as assignee of Westin Hotel Company of the management agreement for the Michigan Avenue, earns an incentive management fee of 20% of annual net operating cash flow of the Partnership. As defined in the management agreement, net operating cash flow of the Partnership means net income (loss) from operations of the Partnership and the Hotel Partnership in the aggregate as determined in accordance with generally accepted accounting principles subject to the following adjustments: (1) the addition of any amounts related to interest expense, depreciation and amortization or other expense items of an extraordinary and nonrecurring nature to the extent they were deducted in determining net income (loss), and (2) the deduction of any amount related to capital improvements or renovations funded by sources other than external borrowings or the restricted account. Incentive management fee payments are payable from the Partnership’s net cash flow after payment to the Limited Partners of certain preferential returns. Net cash flow, as defined in the Partnership Agreement, means, generally, all cash received by the Partnership from hotel operations less debt service payments (other than those related to the General Partner’s subordinate loans), normal cash expenses (other than incentive management fees), capital expenditures and necessary reserves. As a result, as of March 31, 2003 approximately $7.4 million of incentive management fees relating to the management of the Michigan Avenue have been deferred for payment. Such deferred incentive management fees bear no interest and are payable from the proceeds received by the Hotel Partnership in connection with the Proposed Refinancing before distributions are made to the Limited Partners. In addition, in connection with the Proposed Refinancing, the Hotel General Partner anticipates that the management agreement will be transferred to an affiliate of the Hotel General Partner. See “Summary—The Michigan Avenue—Management.”

Purpose of this Consent Solicitation

     The General Partner is soliciting the consents of the Limited Partners in connection with the Proposed Refinancing to permit the incurrence of debt in an amount greater than 50% of the current appraised value of the Michigan Avenue.

CAPITALIZATION

     The following table shows the capitalization of the Partnership as of March 31, 2003, as adjusted to give effect to the Proposed Refinancing for an aggregate borrowing of $70.0 million or $75.0 million in cash from a lender not affiliated with the Partnership. This information is presented for illustrative purposes only and should be read in conjunction with the unaudited pro forma financial statements and other financial information included in this consent solicitation statement.

	Assuming $70M Refinancing		Assuming $75M Refinancing
	As of March 31, 2003		As of March 31, 2003

		As Adjusted for		As Adjusted for
		Proposed		Proposed
	Actual	Refinancing	Actual	Refinancing

	(in thousands)		(in thousands)
Long-term obligations, including current portion
Long term obligations (Mortgage Loan)	$25,473	$70,000	$25,473	$75,000
Long term obligation to General Partner	10,539	—	10,539	—
Deferred incentive management fees payable to General Partner	7,443	—	7,443	—

	43,455	70,000	43,455	75,000
Minority Interest	4,501	4,482	4,501	4,482
Partners’ capital (deficit)
General Partner	(867)	(886)	(867)	(886)
Limited Partners	39,247	16,829	39,247	11,829

Total capitalization	$86,336	$90,425	$86,336	$90,425

UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial information is intended to give the Limited Partners a better picture of what the Partnership’s business might have looked like had the Proposed Refinancing taken place and the net proceeds distributed to the Limited Partners (i) on March 31, 2003 for purposes of the pro forma condensed consolidated balance sheet items, and (ii) on January 1, 2002 and 2003 for purposes of the pro forma condensed consolidated statements of income (operations). The unaudited pro forma financial statements give effect to the Proposed Refinancing for an aggregate borrowing of $70.0 million or $75.0 million in cash from a lender not affiliated with the Partnership.

     The information is presented for illustrative purposes only, and therefore, is not necessarily indicative of the operating results and financial position that might have been achieved had the proposed sale occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future.

Westin Hotels Limited Partnership (WHLP)
Pro Forma Condensed Consolidated Balance Sheets
(Unaudited)
Assuming Refinancing at $70 Million

		Pro Forma		Pro Forma
	March 31, 2003	Adjustments		March 31, 2003

ASSETS
Cash and cash equivalents	$29,552	$70,000	(a)	$29,552
		(27,543	) (b)
		(10,539	) (c)
		(7,443	) (d)
		(3,918	) (e)
		(20,557	) (g)
Net receivables	2,847			2,847
Other current assets	826			826

Total current assets	33,225	—		33,225
Property & equipment, net	57,970			57,970
Other assets	2,440	(34	) (f)	6,324
		3,918	(e)

	$93,635	$3,884		$97,519

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current maturities of long-term obligations	$1,072	$(1,072	) (b)	$—
Accounts payable and accrued expenses	5,754	(205	) (b)	5,549
Payable to General Partner and affiliates	536			536
Other current liabilities	1,009			1,009

Total current liabilities	8,371	(1,277)		7,094
Long-term obligations	24,401	70,000	(a)	70,000
		(24,401	) (b)
Long-term obligation to General Partner	10,539	(10,539	) (c)	—
Deferred incentive management fees payable to General Partner	7,443	(7,443	) (d)	—

Total Liabilities	50,754	26,340		77,094
Minority interests	4,501	(19	) (b)	4,482
Partners’ capital (deficit)
General Partner	(867)	(19	) (b)	(886)
Limited Partners (135,600 Units issued and outstanding)	39,247	(1,827	) (b)	16,829
		(20,557	) (g)
		(34	) (f)

Total Partners’ capital	38,380	(22,437)		15,943

	$93,635	$3,884		$97,519

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Westin Hotels Limited Partnership (WHLP)
Pro Forma Condensed Consolidated Statements of Operations
(Unaudited)
Assuming Refinancing at $70 Million

				Pro Forma
	Three Months Ended	Pro Forma		Three Months Ended
	March 31, 2003	Adjustments		March 31, 2003

Operating revenues	$8,192			$8,192
Operating expenses	9,520			9,520

Operating loss	(1,328)			(1,328)
Interest expense, net of interest income	680	1,865	(b)	2,760
		34	(f)
		(753	) (h)
		934	(i)

Loss before minority interests	(2,008)			(4,088)
Minority interests	(10)	(19	) (b)	(31)
		—	(f)
		(2	) (j)

Net loss	$(1,998)	$2,059		$(4,057)

Net loss per Unit	$(14.73)			$(29.92)

Units outstanding	135,600			135,600

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Westin Hotels Limited Partnership (WHLP)
Pro Forma Condensed Consolidated Statements of Income (Operations)
(Unaudited)
Assuming Refinancing at $70 Million

	Twelve Months			Pro Forma Twelve
	Ended December	Pro Forma		Months Ended
	31, 2002	Adjustments		December 31, 2002

Operating revenues	$40,718			$40,718
Operating expenses	36,692			36,692

Operating profit	4,026	—		4,026
Interest expense, net of interest income	2,590	1,655	(b)	5,257
		45	(f)
		(3,075	) (h)
		4,042	(i)

Income (loss) before minority interests	1,436			(1,231)
Minority interests	53	(17	) (b)	26
		—	(f)
		(10	) (j)

Net income (loss)	$1,383	$2,640		$(1,257)

Net income (loss) per Unit	$10.20			$(9.27)

Units outstanding	135,600			135,600

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Westin Hotels Limited Partnership (WHLP)
Pro Forma Condensed Consolidated Balance Sheets
(Unaudited)
Assuming Refinancing at $75 Million

		Pro Forma		Pro Forma
	March 31, 2003	Adjustments		March 31, 2003

ASSETS
Cash and cash equivalents	$29,552	$75,000	(a)	$29,552
		(27,543	) (b)
		(10,539	) (c)
		(7,443	) (d)
		(3,918	) (e)
		(25,557	) (g)
Net receivables	2,847			2,847
Other current assets	826			826

Total current assets	33,225	—		33,225
Property & equipment, net	57,970			57,970
Other assets	2,440	(34	) (f)	6,324
		3,918	(e)

	$93,635	$3,884		$97,519

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current maturities of long-term obligations	$1,072	$(1,072	) (b)	$—
Accounts payable and accrued expenses	5,754	(205	) (b)	5,549
Payable to General Partner and affiliates	536			536
Other current liabilities	1,009			1,009

Total current liabilities	8,371	(1,277)		7,094
Long-term obligations	24,401	75,000	(a)	75,000
		(24,401	) (b)
Long-term obligation to General Partner	10,539	(10,539	) (c)	—
Deferred incentive management fees payable to General Partner	7,443	(7,443	) (d)	—

Total Liabilities	50,754	31,340		82,094
Minority interests	4,501	(19	) (b)	4,482
Partners’ capital (deficit)
General Partner	(867)	(19	) (b)	(886)
Limited Partners (135,600 Units issued and outstanding)	39,247	(1,827	) (b)	11,829
		(20,557	) (g)
		(34	) (f)

Total Partners’ capital	38,380	(27,437)		10,943

	$93,635	$3,884		$97,519

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Westin Hotels Limited Partnership (WHLP)
Pro Forma Condensed Consolidated Statements of Operations
(Unaudited)
Assuming Refinancing at $75 Million

	Three Months			Pro Forma
	Ended	Pro Forma		Three Months Ended
	March 31, 2003	Adjustments		March 31, 2003

Operating revenues	$8,192			$8,192
Operating expenses	9,520			9,520

Operating loss	(1,328)			(1,328)
Interest expense, net of interest income	680	1,865	(b)	2,803
		34	(f)
		(753	) (h)
		977	(i)

Loss before minority interests	(2,008)			(4,131)
Minority interests	(10)	(19	) (b)	(31)
		—	(f)
		(2	) (j)

Net loss	$(1,998)	$2,102		$(4,100)

Net loss per Unit	$(14.73)			$(30.24)

Units outstanding	135,600			135,600

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Westin Hotels Limited Partnership (WHLP)
Pro Forma Condensed Consolidated Statements of Income (Operations)
(Unaudited)
Assuming Refinancing at $75 Million

	Twelve Months Ended	Pro Forma		Pro Forma Twelve Months Ended
	December 31, 2002	Adjustments		December 31, 2002

Operating revenues	$40,718			$40,718
Operating expenses	36,692			36,692

Operating profit	4,026	—		4,026
Interest expense, net of interest income	2,590	1,655	(b)	5,453
		45	(f)
		(3,075	) (h)
		4,238	(i)

Income (loss) before minority interests	1,436			(1,427)
Minority interests	53	(17	) (b)	24
		—	(f)
		(12	) (j)

Net income (loss)	$1,383	$2,834		$(1,451)

Net income (loss) per Unit	$10.20			$(10.70)

Units outstanding	135,600			135,600

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(IN THOUSANDS)

(1)	Basis of Accounting

The unaudited pro forma financial statements give effect to the Proposed Refinancing for an aggregate borrowing of $70 million or $75 million in cash from a lender not affiliated with the Partnership. The pro forma financial statements compute interest expense based on one-month LIBOR plus 215 basis points at the end of every fiscal month-end and assume a maturity date of three years. The pro forma condensed consolidated financial information should be read in conjunction with the Partnership’s audited historical consolidated financial statements and the related notes thereto.

(2)	Pro Forma Condensed Consolidated Balance Sheet and Pro Forma Condensed Consolidated Statements of Income (in thousands)

The accompanying pro forma adjustments reflect adjustments for the following items:

(a)	To record the receipt of the gross borrowing proceeds.

(b)	To reflect the retirement of the Mortgage Loan of $27,534, including principal, accrued interest, unamortized discount and the prepayment penalty and related allocation of $19, $19 and $1,827 (aggregating $1,865) to minority interests, General Partner and Limited Partners, respectively as of March 31, 2003. The pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2002 reflect a retirement of a mortgage loan balance of $30,278. Unamortized discount and prepayment allocations would be $17, $17 and $1,621 (aggregating $1,655) at December 31, 2002 to minority interests, General Partner and Limited Partners, respectively.

(c)	To reflect the payment of principal and accrued interest in accordance with the Subordinated Loan made by the General Partner in 1994 to fund the capital improvements to the Michigan Avenue.

(d)	To reflect payment of deferred incentive management fees incurred by the Michigan Avenue and due to the manager of the Michigan Avenue.

(e)	To reflect payment of costs and expenses of the Proposed Refinancing.

(f)	To reflect the write-off of the deferred loan fees related to the current loan with the Existing Senior Lender of $34 as of March 31, 2003 and $45 as of January 1, 2002.

(g)	To reflect distribution of remaining cash proceeds to the Limited Partners as follows:

Refinancing Proceeds	$70,000	$75,000
Costs of Refinancing	(3,918)	(3,918)
Repayment in full of the Mortgage Loan including prepayment penalty	(27,543)	(27,543)
Repayment in full of Subordinated Loan to the General Partner	(10,539)	(10,539)
Repayment in full of current and deferred incentive management fees	(7,443)	(7,443)

Estimated net distributable amount	$20,557	$25,557

(h)	Reflects the elimination of the interest expense associated with the Mortgage Loan and Subordinated Loan to General Partner.

(i)	Reflects the interest expense associated with the new debt obtained under the Proposed Refinancing assuming interest expense based on one-month LIBOR plus 215 basis points at the end of every fiscal month-end and assuming a maturity date of three years.

(j)	Reflects the minority interest allocation of (h) and (i) above.

THE PROPOSED REFINANCING

Summary of Material Terms of the New Loan

     The Limited Partners are being asked to vote on the Proposed Refinancing to permit the Partnership to incur the New Loan indebtedness that would allow the Partnership to refinance the Mortgage Loan, repay the Subordinated Loan, pay all current and deferred incentive management fees and to make the distributions described herein. Set forth below is a summary of the range of certain of the material terms of the New Loan. The New Loan would be made by Column or another lender not related to or affiliated with the Partnership, and would be secured by a first mortgage lien on the Michigan Avenue which may be granted by the Partnership or a subsidiary of the Partnership. The loan may also contain limited guarantees of the Partnership and certain affiliates of the Partnership. In addition, the Hotel Partnership may pledge or place liens on bank accounts of the Hotel Partnership and certain direct or indirect ownership interests in the Hotel Partnership and its subsidiaries.

     The New Loan would have a principal amount of $70.0 million to $75.0 million and would bear interest at a floating rate equal to one-month LIBOR plus not more than 265 basis points and would mature from three to six years from the date of closing on the New Loan. The New Loan will be prepayable, with or without a penalty, not later than three years after the closing of the New Loan. The approval of the Proposed Refinancing constitutes the consent to any loan having terms falling within the ranges described for the New Loan and such additional terms as the General Partner may deem advisable or appropriate. However, neither the General Partner nor the Partnership has obtained a binding commitment from any lender to provide the proposed loan should the consents to the Proposed Refinancing be obtained. There can be no assurance that the Partnership will be able to find a lender willing to provide financing on terms acceptable to the General Partner.

     Costs and expenses of the New Loan (primarily related to (i) lender fees and costs of $1.2 million, (ii) broker fees of $0.6 million, (iii) the interest rate cap of $0.4 million and (iv) attorneys’ fees and expenses in connection with the preparation of the loan documentation and this consent solicitation statement and other fees and expenses relating to the consent solicitation of $1.7 million) would be the responsibility of the Partnership (estimated to be approximately $3.9 million), and there could be other fees payable to the lender in connection with the origination or closing of the New Loan.

Use of Loan Proceeds; Distributions

     Assuming the Proposed Refinancing occurs by August 31, 2003, the General Partner estimates that amounts ultimately available for distribution to the Limited Partners after payment of loans, accrued incentive management fees and costs and expenses will be approximately $19.2 million, or $142 per Unit if $70.0 million is borrowed and approximately $24.2 million, or $178 per Unit if $75.0 million is borrowed. Proceeds from the refinancing will be first used to pay costs associated with the refinancing and to repay in full the Mortgage Loan, including the prepayment penalty. Thereafter, the Partnership will, after the payment of any other expenses and the establishment of any reserves deemed reasonably necessary by the General Partner, distribute the remaining net proceeds as follows: (1) repayment to the General Partner of the principal and accrued interest under the Subordinated Loan, (2) payment to the Hotel General Partner, as hotel manager, of current and deferred incentive management fees and (3) to the Limited Partners in accordance with their respective proportionate shares of the proceeds.

     The following table shows estimates of distributable amounts for New Loan principal amounts of $70.0 million and $75.0 million. The estimates set forth in this consent solicitation statement are based upon the estimates and assumptions set forth below, including the assumption that the Proposed Refinancing will be completed on August 31, 2003. There can be no assurance as to the actual amounts distributed or as to the amounts set forth below. Actual amounts will differ based on the actual date of closing of the Proposed Refinancing and other factors, and may differ materially from those set forth below. Furthermore, there can be no assurance that any such distribution will be made in a timely manner to the Limited Partners. For further discussion of factors which may impact the distributions, see “Summary—Forward-Looking Statements.”

Estimated Use of Proceeds From the Proposed Refinancing
(In thousands, except per Unit amounts)

Proceeds of New Loan	$ 70,000		$ 75,000

Repayment in full of the Existing Senior Lender mortgage including prepayment penalty	$(27,649	) (1)	$(27,649	) (1)
Repayment in full of the Subordinated Loan to the General Partner	(10,773	) (2)	(10,773	) (2)
Repayment in full of current and deferred incentive management fees	(8,458	) (3)	(8,458	) (3)
Estimated costs and expenses of the Proposed Refinancing	(3,918	) (4)	(3,918	) (4)

Total uses	$(50,798)		$(50,798)

Estimated net distributable amount	$19,202	(5)	$24,202	(5)
Estimated distribution to the Limited Partners	$19,202		$24,202
Estimated total distribution per Unit	$142	(6)	$178	(6)

(1)	Reflects the approximate outstanding balance (principal, accrued interest and prepayment penalty) as of August 31, 2003.

(2)	Reflects the approximate outstanding balance (principal and accrued interest) as of August 31, 2003 and assumes an effective annual interest rate of 5.25%.

(3)	Amounts are based on estimates and actual results through March 31, 2003.

(4)	Reflects the General Partner’s current estimates of closing costs of the Proposed Refinancing.

(5)	The actual amount of cash available for distribution will vary substantially depending upon, among other things, the timing of the refinancing.

(6)	Based on 135,600 Units issued and outstanding.

Closing

     If the Proposed Refinancing is approved by the Limited Partners, the New Loan will be entered into as soon as practicable following the receipt of the requisite number of consents. However, the General Partner retains the right to terminate its efforts to arrange the Proposed Refinancing at any time should it determine that the Proposed Refinancing is no longer in the best interests of the Partnership and the Limited Partners. In addition, in any event, the General Partner will cease its solicitation of Limited Partner consents on or before October 1, 2003. If the Proposed Refinancing is not approved by the Limited Partners, the General Partner will continue to take action that it believes to be in the best interests of the Partnership and the Limited Partners. These actions may involve pursuing another refinancing proposal or a possible sale of the Michigan Avenue. The General Partner believes, however, it is unlikely that a materially more favorable financing proposal will be available or that an acceptable offer for a sale will be made until market conditions materially improve from their current levels. While the General Partner cannot predict when and if market conditions will improve, it does not expect a material improvement in such conditions to occur until at least 2005.

Operations after the Proposed Refinancing

     The General Partner currently intends that, upon the consummation of the refinancing of the Mortgage Loan, the Partnership will continue its businesses and operations substantially as they are currently being conducted other than as contemplated herein. The General Partner has no present plans or proposals that would result in an extraordinary transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Partnership or its subsidiaries, or any material changes in the Partnership capitalization, distribution policy, structure or business, other than as contemplated by the Proposed Refinancing described above under the caption “Background—Background of and Reasons for the Proposed Refinancing.”

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discussion summarizes certain federal income tax considerations that may be relevant to a Unitholder in the event that the Proposed Refinancing is consummated. The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, rulings and other pronouncements and decisions now in effect, all of which are subject to change.

     The following description is not intended to be exhaustive of all possible tax considerations. For example, this summary does not give a detailed discussion of any state, local, or foreign tax considerations. Nor does it discuss all aspects of federal income taxation that may be relevant to specific Unitholders in light of their particular circumstances. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

     UNITHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE PROPOSED REFINANCING IN LIGHT OF THEIR SPECIFIC TAX SITUATION.

Tax Treatment of Distribution of Proceeds of Refinancing to Holders of Units

     Under the Proposed Refinancing, assuming it closes by August 31, 2003, up to $19.2 million of proceeds may be available for distribution to the Limited Partners if $70.0 million is borrowed, resulting in a distribution to Unitholders of approximately $142 per Unit, and up to $24.2 million of proceeds may be available for distribution to the Limited Partners if $75.0 million is borrowed, resulting in a distribution to Unitholders of approximately $178 per Unit. Under the Code and the applicable Treasury Regulations, this distribution should be taxable currently to a recipient Unitholder only to the extent that either (i) the amount distributed to the Unitholder exceeds the Unitholder’s adjusted tax basis in its Units, or (ii) the distribution causes the Unitholder to have a deficit capital account balance that exceeds its “share” of the Partnership’s “minimum gain” attributable to “partnership nonrecourse debt” (i.e., partnership debt for which no partner is individually liable) (as determined under the applicable Treasury Regulations).

     Even if the distribution of loan proceeds under the Proposed Refinancing does not result in the current recognition of gain to a Unitholder, a Unitholder may be required to recognize gain if such Unitholder’s allocable share of the Partnership’s liabilities decreases as a result of the Proposed Refinancing. A Unitholder’s allocable share of the Partnership’s liabilities may decrease if, for example, the New Loan is obtained from a lender that is related to a Limited Partner or is guaranteed by a partner or person related to a partner within the meaning of the Code and applicable Treasury Regulations.

     Each Unitholder should consult with its tax advisor as to its current adjusted tax basis in its Unit(s) and whether, and the extent to which, the Proposed Refinancing and distribution of loan proceeds under the Proposed Refinancing will result in the current recognition of gain.

Passive Activity Income and Loss

     Any income recognized by the Unitholders in connection with the transactions contemplated under the Proposed Refinancing will generally constitute “passive activity income” for purposes of the passive activity loss limitation rules of Section 469 of the Code. Passive activity income generally may be offset by losses from all sources, including suspended passive activity losses with respect to the Partnership and passive or active losses from other activities.

     Each Unitholder should consult with its own tax advisor concerning whether, and the extent to which, the Unitholder has available suspended passive activity losses from either the Partnership or other investments that may be used to offset any gain that may be required to be recognized under the Proposed Refinancing.

     BECAUSE THE INCOME TAX CONSEQUENCES OF THE PROPOSED REFINANCING WILL NOT NECESSARILY BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

By Order of the Board of Directors of Westin Realty Corp., as General Partner of the Partnership

Alan M. Schnaid Vice President

Date:      , 2003

CONSENT CARD

This Written Consent is Solicited by the General Partner of
Westin Hotels Limited Partnership

Consent Card for Action by Written Consent of Limited Partners to be Effective as Set Forth in the Consent Solicitation Statement Accompanying This Consent Card

     The undersigned, with respect to each Unit in Westin Hotels Limited Partnership (the “Partnership”) held of record by the undersigned on          , 2003, hereby sets forth his, her or its vote in connection with the written consent solicited by Westin Realty Corp., a Delaware partnership and the general partner of the Partnership (the “General Partner”), as described in the Consent Solicitation Statement, dated          , 2003, accompanying this consent card.

     You are encouraged to indicate your vote by marking the appropriate box on the reverse side. Failure to check any of the boxes with respect to the proposed authorization will, if this consent card has been signed and dated, constitute a vote “FOR” the proposed authorization. Please sign and date this card. A postage-paid return envelope is enclosed for your convenience in returning this card.

IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE.

     The General Partner recommends a vote “FOR” the Proposed Refinancing (as described in the Consent Solicitation Statement):

     Authorization of the Proposed Refinancing of the mortgage loan of Westin Chicago Limited Partnership, a Delaware partnership of which the Partnership is the sole limited partner, and certain related matters as described in the accompanying Consent Solicitation Statement, dated          , 2003.

FOR	AGAINST	ABSTAIN

/ /	/ /	/ /

Dated:          , 2003

(Signature(s) of Limited Partners(s))

(Note: please sign exactly as your name or names appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)